As filed with the Securities and Exchange Commission on May 23, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

USA MOBILITY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	16-1694797 (I.R.S. Employer Identification No.)

6677 Richmond Highway, Alexandria, Virginia 22306
(Address of principal executive offices)

USA Mobility, Inc. Equity Incentive Plan
(Full title of the plan)

Vincent D. Kelly
President and Chief Executive Officer
USA Mobility, Inc.
6677 Richmond Highway
Alexandria, VA 22306
(703) 718-6600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William P. O’Neill, Esq.
Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, DC 20004-1304
(202) 637-2275

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of securities to be	Amount to be	offering price per	aggregate
registered	registered(1)	share(2)	offering price(2)	Amount of registration fee(2)

Common Stock, par value $0.0001, of USA Mobility, Inc.	1,878,976	$24.58	$46,185,230.08	$5,436.00

(1)	Represents the maximum aggregate number of shares of USA Mobility, Inc. common stock that may be issued pursuant to the USA Mobility, Inc. Equity Incentive Plan. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such number of additional shares of USA Mobility, Inc. common stock as may become available for issuance pursuant to the plan in the event of any stock splits, stock dividends or similar transactions specified in the plan.

(2)	Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act, the proposed maximum offering price and the registration fee are calculated based on the estimated maximum offering price per share of $24.58 per share, which was the average of the high and low sale prices of the Registrant’s common stock on the Nasdaq National Market on May 16, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in this Part I will be sent or given to employees participating in the USA Mobility, Inc. Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (“SEC”) either as part of this Registration Statement or as prospectus or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference.

     The following documents, which have been filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

A.	The Annual Report of USA Mobility, Inc. (the “Company” or “Registrant”) on Form 10-K for the fiscal year ended December 31, 2004.

B.	The Current Report of the Company on Form 8-K, filed May 9, 2005.

C.	The Current Report of the Company on Form 8-K, filed May 17, 2005.

D.	The Quarterly Report of the Company on Form 10-Q for the quarterly period ended March 31, 2005.

E.	The description of the common stock of the Company (“Common Stock”) contained in the Company’s Registration Statement on Form 8-A, filed November 17, 2004.

     All documents subsequently filed by the Registrant with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of the post-effective amendment which indicates that all securities offered have been sold or which deregisters all of the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (in each case, other than information in such documents that is deemed not to be filed).

     Any statement contained in a document incorporated by reference herein as set forth above shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4. Description of Securities

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Limitations of Personal Liability of Directors and Officers.

          Delaware law provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty, except for:

•	a breach of the duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

     The Company’s amended and restated certificate of incorporation provides that, to the fullest extent Delaware law permits the limitation or elimination of the liability of directors, no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Indemnification of Directors and Officers.

          Under Delaware law, a corporation generally may indemnify directors and officers in connection with actions or proceedings in which they are involved by reason of their positions as director and officers of the corporation:

•	for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•	with respect to any criminal proceeding, they had no reasonable cause to believe that their conduct was unlawful.

     In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

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     A corporation subject to Delaware law may also purchase and maintain insurance on behalf of directors, officers, employees, and agents, even if that corporation would not have the power under Delaware law to indemnify such persons under the particular liability insured against.

     The Company’s amended and restated certificate of incorporation and amended and restated by-laws provide that any person who was or is a party or is threatened to be a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by the Company to the fullest extent permitted by Delaware law. The indemnification rights conferred by the Company are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, the Company’s amended and restated certificate of incorporation or amended and restated by-laws, any agreement, vote of stockholders or disinterested directors or otherwise. The Company is authorized to purchase and maintain insurance on behalf of its directors and officers.

     In addition, the Company must advance expenses incurred by its directors and officers in defending a civil or criminal action, suit or proceeding because they are directors or officers in advance of the final disposition of the action, suit or proceeding. The payment of expenses will be made only if the Company receives an undertaking by or on behalf of a director or officer to repay all amounts advanced if it is ultimately determined that the director or officer is not entitled to be indemnified by the Company, as authorized by the Company’s amended and restated certificate of incorporation and amended and restated by-laws.

     The Company was formed on March 5, 2004, to effect the merger between Metrocall Holdings, Inc. (“Metrocall”) and Arch Wireless, Inc (“Arch”), which occurred on November 16, 2004. The Company will honor existing indemnification agreements of current and former directors and officers of Metrocall and Arch and their subsidiaries and, for six years following the merger, indemnify current and former officers and directors of Metrocall and Arch and their subsidiaries in accordance with indemnification provisions of the Company, Metrocall or Arch certificate of incorporation, and that the terms of the indemnification provisions of the certificates of incorporation will not be amended, repealed, or otherwise modified during the six-year period after the merger. In addition, for six years after the merger, the Company will cause to be maintained liability insurance coverage with respect to matters arising at or prior to the merger for each current or former officer or director of Metrocall or Arch or any of their subsidiaries, in amounts and on terms not materially less advantageous than the coverage provided prior to the merger. The Company, Metrocall or Arch will also pay all reasonable expenses incurred by any individual in enforcing his or her rights to indemnification and insurance coverage under the terms of the merger agreements.

     Furthermore, pursuant to indemnification agreements entered into between the Registrant and each of its directors and officers, the Registrant agreed to indemnify such persons to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

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     The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware General Corporation Law, the amended and restated certificate of incorporation and amended and restated by-laws of the Registrant and the form of indemnification agreement.

     The Registrant’s Executive and Organizational Liability Insurance Policy is designed to reimburse the Registrant for any payments made by it pursuant to the foregoing indemnification.

Item 7. Exemption From Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

     A list of exhibits included as part of this Registration Statement is set forth on the Exhibit Index appearing elsewhere herein and is incorporated herein by reference.

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs 1(a) and 1(b) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter)

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or Form S-8 (§239.16b of this chapter) or Form F-3 (§239.33 of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.	If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by §210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3

E.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

F.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant

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pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexandria, State of Virginia, on this 23rd day of May 2005.

USA MOBILITY, INC.
By:	/s/ Vincent D. Kelly
	Name:	Vincent D. Kelly
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors of USA MOBILITY, INC., a Delaware corporation (the “Company”) which is about to file with the Securities and Exchange Commission, Washington, D.C. (the “SEC”), under the provisions of the Securities Act of 1933, as amended (the “Securities Act”), a Registration Statement on Form S-8 for the registration of the Company’s common stock, hereby constitutes and appoints VINCENT D. KELLY and THOMAS L. SCHILLING their true and lawful attorneys-in-fact and agents, and each of them with full power to act without the others, for them and in their name, place, and stead, in any and all capacities, to sign such any and all pre-effective and post-effective amendments of this Registration Statement, including any increases to, in the registered amount pursuant to Rule 462(b) promulgated by the SEC under the Securities Act, with power where appropriate to affix the corporate seal of said Company thereto and to attest to said seal, and to file each such amendment, with all exhibits thereto, and any and all other documents in connection therewith, with the SEC, and hereby grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person and hereby ratifies and confirms all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereby.

          IN WITNESS WHEREOF, pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Vincent D. Kelly Vincent D. Kelly	Director, President and Chief Executive Officer (principal executive officer)	May 23, 2005

/s/ Thomas L. Schilling Thomas L. Schilling	Chief Financial Officer (principal financial officer)	May 23, 2005

/s/ Shawn E. Endsley Shawn E. Endsley	Chief Accounting Officer (principal accounting officer)	May 23, 2005

/s/ Royce Yudkoff Royce Yudkoff	Chairman of the Board	May 23, 2005

/s/ David Abrams David Abrams	Director	May 23, 2005

James V. Continenza	Director	May 23, 2005

/s/ Nicholas A. Gallopo Nicholas A. Gallopo	Director	May 23, 2005

/s/ Matthew Oristano Matthew Oristano	Director	May 23, 2005

/s/ Brian O’Reilly Brian O’Reilly	Director	May 23, 2005

/s/ William E. Redmond, Jr. William E. Redmond, Jr.	Director	May 23, 2005

/s/ Samme L. Thompson Samme L. Thompson	Director	May 23, 2005

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed November 17, 2004)

4.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed November 17, 2004)

4.3	Specimen Certificate of Registrant’s Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4/A filed October 6, 2004, SEC File No. 333-115769)

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature pages to the Registration Statement)

99.1	USA Mobility, Inc. Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004)

99.2	Form of Indemnification Agreement between the Registrant and its directors and executive officers (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed November 17, 2004)

*	Filed herewith.